Exhibit 99.1

Lincoln Educational Services Corporation Chief Financial Officer
to Take Temporary Medical Leave of Absence

WEST ORANGE, N.J., September 11, 2014 -- Lincoln Educational Services Corporation (Nasdaq: LINC) (Lincoln) announced today that Chief Financial Officer Cesar Ribeiro is taking a medical leave of absence.  Brian Meyers, Senior Vice President of Finance and Corporate Controller, will assume the role of Acting Principal Financial Officer and Acting Principal Accounting Officer until Mr. Ribeiro returns.

Shaun E. McAlmont, Lincoln’s Chief Executive Officer, also will work actively with Lincoln’s finance team during the leave to ensure all responsibilities are being met.  “While Cesar will be missed during this temporary absence, I am confident that we will be able to effectively manage our financial reporting responsibilities.  We extend our best wishes to Cesar for a full recovery and look forward to welcoming him back soon.”

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, hospitality services and business and information technology. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 33 campuses and 5 training sites in 15 states under 5 brands: Lincoln College of Technology, Lincoln Technical Institute, Euphoria Institute of Beauty Arts and Sciences, Lincoln College of New England and Florida Medical Training Institute. For more information, go to www.lincolnedu.com.

CONTACT:	Lincoln Educational Services Corporation
Shaun McAlmont, CEO
973-736-9340